AQUAVELLA, CHIARELLI, SHUSTER, BERKOWER & CO., LLP
330 Seventh Avenue, Suite 202
New York, New York 10001

March 29, 2011

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549

Re: Rongfu Aquaculture, Inc. — SEC File No. 333-150388

Gentlemen:

We have read Item 4.02 of Amendment No. 2 to the Current Report on Form 8-K filed by Rongfu Aquaculture, Inc. on March 28, 20111 and are in agreement with the statements made therein insofar as they relate to our firm. We have no basis to agree or disagree with other statements contained therein.

Respectfully submitted,

/s/ Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP